UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 23, 2005

Date of Report (Date of earliest event reported)

Accredited Mortgage Loan REIT Trust

(Exact name of registrant as specified in its charter)

Maryland	001-32276	35-2231035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15090 Avenue of Science San Diego, CA		92128
(Address of principal executive offices)		(Zip Code)

858-676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 23, 2005, Accredited Mortgage Loan REIT Trust (“REIT”) closed a securitization containing approximately $1.20 billion of first-lien residential mortgage loans. The securitization utilized a senior/subordinated structure, with five classes of senior notes and nine classes of subordinate notes being issued as set forth in the table below.

Class	Rating	Note Balance	WAL	Benchmark	Spread	Price
	(S&P/Moody’s/DBRS)
A-1	AAA/Aaa/AAA	$354,752,000	2.45	1M LIBOR	.24%	100
A-2A	AAA/Aaa/AAA	258,711,000.95		1M LIBOR	.08%	100
A-2B	AAA/Aaa/AAA	140,874,000	2.00	1M LIBOR	.15%	100
A-2C	AAA/Aaa/AAA	128,843,000	3.25	1M LIBOR	.21%	100
A-2D	AAA/Aaa/AAA	106,374,000	6.33	1M LIBOR	.32%	100
M-1	AA+/Aa1/AA (high)	40,634,000	4.84	1M LIBOR	.40%	100
M-2	AA+/Aa2/AA	37,646,000	4.79	1M LIBOR	.44%	100
M-3	AA+/Aa3/AA (low)	23,305,000	4.77	1M LIBOR	.46%	100
M-4	AA/A1/A (high)	20,317,000	4.75	1M LIBOR	.57%	100
M-5	AA-/A2 /A	19,719,000	4.74	1M LIBOR	.61%	100
M-6	A+/A3/A	17,329,000	4.73	1M LIBOR	.67%	100
M-7	A/Baa1/A (low)	13,744,000	4.73	1M LIBOR	1.30%	100
M-8	A-/Baa2/BBB (high)	11,951,000	4.71	1M LIBOR	1.73%	100
M-9	BBB/Baa3/BBB	11,951,000	4.71	1M LIBOR	2.50%	100

The securitization is structured as a financing by REIT with the result being that both the mortgage loans and the debt represented by the notes remain on REIT’s balance sheet.

REIT used the proceeds from the securitization primarily to repay warehouse financing for the mortgage loans.

Co-lead managers for the transaction were Goldman, Sachs & Co. and Lehman Brothers, Inc., with Credit Suisse First Boston acting as co-manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Mortgage Loan REIT Trust

Date: November 23, 2005	By:	/s/ James A. Konrath
		Name:	James A. Konrath
		Title:	Chief Executive Officer